Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2010 (May 26, 2010 as to Note 21), relating to the consolidated financial statements and financial statement schedule of DCP Midstream Partners, LP and subsidiaries (which report expresses an unqualified opinion including explanatory paragraphs referring to (a) the preparation of the portion of the DCP Midstream Partners, LP consolidated financial statements attributable to DCP East Texas Holdings, LLC, Discovery Producer Services, LLC, and a non trading derivative instrument from the separate records maintained by DCP Midstream, LLC, (b) the retroactive effect of the April 1, 2009 acquisition of an additional 25.1% of DCP East Texas Holdings, LLC, which was accounted for in a manner similar to a pooling of interests, and (c) the retrospective adjustments related to the adoption of the amended provisions of ASC 810, Consolidation, as it pertains to noncontrolling interests, and the adoption of the amended provisions of ASC 260, Earnings Per Share, as it pertains to net income per limited partner unit), appearing in the Current Report on Form 8-K of DCP Midstream Partners, LP dated May 26, 2010, and our report dated March 10, 2010, relating to the effectiveness of DCP Midstream Partners, LP’s internal control over financial reporting appearing in the Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

May 26, 2010